Exhibit 99.1

March 24, 2020

COMPANY CONTACT:
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Corp. Announces Notice of Deferred Ex-Dividend Date

CLAYTON, Mo. (March 24 , 2020) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, announced on March 24, 2020 the deferral of the ex-dividend date on the special cash dividend of U.S. $3.00 per share on its common stock that FutureFuel declared on March 23, 2020 (the “Special Dividend”).

Due to the size of the Special Dividend, the ex-date for the Special Dividend has been deferred until April 20, 2020 (i.e., the first business day after the payment date of the Special Dividend). If a person sells our stock before the ex-date, the Special Dividend associated with such stock sale will travel with the sale to the buyer. Alternatively, if a person buys our stock before the ex-date, the Special Dividend associated with such stock purchase will travel with the purchase to the buyer.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom chemicals product portfolio includes a bleach activator for a major detergent manufacturer, proprietary herbicide and intermediates for major life sciences companies, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

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